Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE April 30, 2007	Media contacts: Peter Thonis 212-395-2355 peter.thonis@verizon.com Bob Varettoni 908-559-6388 robert.a.varettoni@verizon.com

Verizon Reports Strong 1Q 2007 Results,

Driven by Top-Line Growth Across Key Markets

Continued Strong Wireless Performance and

Improvements in the Wireline Consumer and Large-Business Markets

Operating Income Increases as Wireless, Broadband, Video and

Strategic Services Growth Accelerates

1Q 2007 HIGHLIGHTS

Consolidated Results

•	51 cents in diluted EPS, or 56 cents per share before special items (non-GAAP measure).

•	54 cents in diluted EPS before discontinued operations and special items (non-GAAP), up 17.4 percent from 46 cents per share in 1Q 2006.

•	$22.6 billion in revenues, up 6.4 percent from 1Q 2006.

•	$3.8 billion in operating income, up 19.6 percent from 1Q 2006.

Wireless

•	1.7 million total net customer additions; 60.7 million total customers, an increase of 14.5 percent year-over-year.

•

1.6 million retail net customer additions, an increase of 1.4 percent from 1Q 2006; 58.5 million total retail customers, more than any other U.S. wireless carrier, an increase of 15.4 percent year-over-year.

•	1.08 percent retail churn and 0.89 percent retail post-paid churn — continued industry-leading results.

Verizon News Release, page 2

•

Largest U.S. wireless company, based on total revenues, up 17.0 percent from 1Q 2006; total data revenues up 80 percent year-over-year; EBITDA margin (non-GAAP) of 44.3 percent; retail service ARPU up nearly 3 percent year-over-year.

Wireline

•	141,000 net new FiOS TV customers in quarter; 348,000 total FiOS TV customers; approaching 1 million video customers, including satellite TV.

•	416,000 net new broadband connections, sixth consecutive quarter of more than 400,000; 7.4 million total broadband connections, up 30.1 percent from 1Q 2006.

•	1.6 percent revenue growth in legacy Verizon consumer markets.

•	Accelerating year-over-year revenue growth at Verizon Business, with sales of strategic services up 22.8 percent from 1Q 2006.

Note: Prior-period amounts have been reclassified to reflect comparable results. See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures included in this announcement. Discontinued operations include Verizon Information Services, as well as interests in Verizon Dominicana and Telecomunicaciones de Puerto Rico. The dispositions of these non-strategic businesses were completed on Nov. 17, 2006; Dec. 1, 2006; and March 30, 2007, respectively.

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today reported strong, profitable first-quarter 2007 revenue growth, supported by industry-leading retail customer growth at Verizon Wireless and strong sales of broadband services, including video.

Verizon reported first-quarter 2007 earnings of $1.5 billion, or 51 cents in fully diluted earnings per share (EPS). This compares with EPS of 56 cents in the first quarter 2006 — which includes operations that Verizon has since divested.

Verizon’s first-quarter 2007 diluted EPS before discontinued operations was 51 cents, or 54 cents per share on an adjusted basis (before special items, non-GAAP), a 17.4 percent increase from 46 cents per share in the first quarter 2006.

In total, on an adjusted basis (non-GAAP), Verizon’s first-quarter 2007 earnings were $1.6 billion, or 56 cents in EPS, compared with 60 cents in EPS in the first quarter 2006, which included operations that Verizon has since divested. Special item adjustments in the first quarter 2007 included an extraordinary loss of 5 cents in EPS due to the impact of the Venezuelan government’s nationalization of telecommunications services.

Verizon News Release, page 3

Accelerating Growth in Key Markets

“Verizon is off to a strong start in 2007,” said Chairman and CEO Ivan Seidenberg. “Our results show that across-the-board we have accelerated organic growth in key markets: retail wireless, broadband, data, video and global IP [Internet protocol].”

Seidenberg added, “Verizon is focused on growing revenue, capturing market share, improving margins, increasing productivity, and providing the best customer experience. Throughout the first quarter, we built positive momentum on all these fronts, and this reinforces our confident outlook.

“We continue to drive value for shareholders. Our investment in advanced network platforms has been a foundation for product innovations and operating efficiencies, and we have divested non-strategic assets while maintaining our strong balance sheet and returning capital to shareholders through dividends and share repurchases.”

Profitable Revenue Growth

Verizon’s total operating revenues grew 6.4 percent, to $22.6 billion, comparing first quarter 2007 with first quarter 2006. On an adjusted basis (non-GAAP), which reflects comparable results for the sale of selected non-strategic assets in the first quarter 2007, year-over-year operating revenue growth was 6.5 percent.

Total operating expenses increased 4.1 percent, to $18.8 billion, and to $18.7 billion on an adjusted basis, which also represented a 4.1 percent increase. Operating income grew 19.6 percent, to $3.8 billion, and 19.5 percent on an adjusted basis, to $3.9 billion, over the same periods.

Verizon News Release, page 4

Because Verizon completed its merger with MCI, Inc. on Jan. 6, 2006, GAAP comparisons of the first quarters in 2006 and 2007 do not include five days of the former MCI’s 2006 results. Comparing results on a pro-forma basis (non-GAAP) — as if Verizon and MCI had merged on Jan. 1, 2006 — Verizon’s adjusted operating revenues increased 5.4 percent and adjusted operating expenses increased 2.8 percent in the first quarter 2007.

Verizon’s operating income margin rose to 16.8 percent in the first quarter 2007, compared with 15.0 percent in the first quarter 2006. On an adjusted basis and on a pro-forma basis, Verizon’s operating income margin rose to 17.3 percent in the first quarter 2007, compared with 15.4 percent (adjusted) and 15.2 percent (pro-forma) in the first quarter 2006.

Verizon Wireless Continues to Stand Out From Industry

Verizon Wireless continued its record of strong, industry-leading retail net customer additions, revenue growth, profitability and low churn in the first quarter 2007.

Verizon Wireless remains the largest U.S. wireless company in terms of retail (non-wholesale) customers, total revenues and data revenues. In the first quarter:

•

Nearly all of the 1.6 million retail net customer additions (including acquisitions and adjustments) were post-paid customers. Based on publicly available information, the company has the most retail customers in the industry: 58.5 million.

•	Total customers (which include retail and wholesale) were 60.7 million. The company added 1.7 million total net customers.

•

Verizon Wireless continued its industry-leading low churn, with retail churn at 1.08 percent for the quarter, indicating remarkable customer loyalty. Churn among retail post-paid customers was even lower, at 0.89 percent.

Verizon News Release, page 5

•	Revenues totaled $10.3 billion, up 17.0 percent. Service revenues were $9.0 billion, up 18.2 percent, driven by strong customer growth and demand for data services.

•	Retail service ARPU (average monthly revenue per customer) was $50.73, up 2.8 percent year-over-year, delivering the fourth consecutive quarter of year-over-year growth.

•

Wireless operating income margin was 26.5 percent, the highest ever. EBITDA margin was 44.3 percent. Margins remained strong even as the company added a significant number of net retail customers. (EBITDA — earnings before interest, taxes, depreciation and amortization — is non-GAAP, and wireless EBITDA margin is EBITDA divided by wireless service revenues.)

Verizon Wireline Highlighted by Broadband and Data Growth

Verizon’s Wireline operations reported continued strong growth from broadband, video and strategic services. This segment includes Verizon Telecom, which serves residential and small-business customers, and Verizon Business, which provides advanced communications and information technology solutions to large-business and government customers globally. In the first quarter 2007:

•

Data revenues across all market segments increased 12.2 percent, to $4.2 billion, compared with the first quarter 2006. On pro-forma basis (non-GAAP), data revenue growth was 9.5 percent compared with the first quarter 2006.

•

Data growth reflected increasing revenues from consumer broadband — such as DSL and Verizon’s all-digital, fiber-optic FiOS services — as well as from wholesale data transport and sales of Verizon Business data services.

Verizon News Release, page 6

•

Verizon added 416,000 net new broadband connections. This is the sixth consecutive quarter that Verizon has added more than 400,000 net broadband connections, a measure that combines the number of DSL and FiOS Internet connections.

•

Wireline broadband connections totaled 7.4 million, a 30.1 percent increase compared with the first quarter 2006. This total includes 864,000 FiOS Internet connections, an increase of 177,000 in the first quarter 2007.

Strong Demand for FiOS TV

Verizon Telecom added a net of 141,000 new FiOS TV customers in the first quarter 2007. Verizon served 348,000 FiOS TV customers as of the end of the quarter, and this growth is accelerating. The company averaged approximately 2,200 FiOS TV net customer additions per business day in the first quarter 2007, about 750 more net additions per business day than the fourth-quarter 2006 average.

Complementing the FiOS TV rollout, Verizon now serves 618,000 satellite TV customers in partnership with DIRECTV, for a total approaching 1 million video customers nationwide.

Revenues for Verizon Telecom’s consumer market decreased by 3.5 percent, to $4.2 billion, comparing first quarter 2007 with first quarter 2006. However, in legacy Verizon markets, consumer revenues reversed recent year-over-year declines. (Legacy Verizon consumer markets exclude former MCI consumer markets — where Verizon’s strategic focus has led to expected declines.) With an increasing shift to broadband and video sales, FiOS sales contributed to revenue growth in legacy Verizon markets of 1.6 percent, to $3.8 billion, comparing first quarter 2007 with first quarter 2006.

ARPU in this consumer market increased 8.5 percent, to $55.66, comparing first quarter 2007 with first quarter 2006.

Verizon News Release, page 7

Verizon Business Continues Momentum of Revenue Growth

Verizon Business reported first-quarter 2007 revenues of $5.2 billion, or growth of 2.3 percent compared with the first quarter 2006 on a pro-forma adjusted basis (non-GAAP, including MCI revenues from January 2006). This is the second consecutive quarter of positive year-over-year revenue growth.

Overall revenue growth at Verizon Business was driven by the continued momentum of strong sales of key strategic services, such as IP and managed services. In the first quarter 2007, strategic services generated $1.2 billion in revenue, up 22.8 percent from the first quarter 2006 on a pro-forma basis.

This resulted in year-over-year growth of more than $200 million in revenues from strategic services, and it exceeded declines in revenues from core services, such as traditional voice and data services. Sales of strategic services were also up sequentially, increasing 2.0 percent from the fourth quarter 2006.

Also during the quarter, Verizon Business rolled out significant enhancements to its global networking and managed services offerings. These rollouts focused on expanding strategic service offerings and enhancing global consistency among products.

Capex, Share Repurchases, Debt Levels as Planned

At the consolidated level, Verizon reported $5.0 billion in cash flows from continuing operations for the first quarter 2007, compared with $5.6 billion in the first quarter 2006. First quarter 2007 included payments of about $500 million related to funding qualified pension plans.

Verizon News Release, page 8

Capital expenditures were in line with the company’s previously announced plans. Expenditures totaled $4.2 billion in the first quarter 2007, compared with $4.0 billion in the first quarter 2006.

Verizon repurchased approximately $425 million in shares during the first quarter 2007, as part of a previously announced plan to repurchase $2 billion in shares over the course of the year.

Total debt at the end of the first quarter 2007 was $34.7 billion, down from $36.4 billion at year-end 2006. Verizon reduced its total debt by $7.7 billion year-over-year, largely as a result of the effect of last year’s spin-off of the directories business.

Detail of Special Items

Special items in the first quarter 2007 consisted primarily of a $131 million after-tax extraordinary loss, or 5 cents per share, related to the tender offer implementing the nationalization of Compañia Anónima Nacional Teléfonos de Venezuela (CANTV).

Other special items were less than 1 cent per share: $9 million in after-tax charges for MCI merger integration costs and a $5 million net gain related to the sale of Telecomunicaciones de Puerto Rico. This sale closed on March 30, 2007, and Verizon received gross proceeds of approximately $980 million — $100 million of which was contributed to the Verizon Foundation.

Special items in the first quarter 2006 reflected costs of 4 cents per share, or 1 cent per share each for the early extinguishment of debt, employee relocations, merger integration costs and the cumulative effect of an accounting change.

Verizon News Release, page 9

Business Segment Highlights

Following are first-quarter 2007 highlights for Verizon’s Wireless and Wireline business segments.

Wireless

•	Once again, Verizon Wireless added the most retail customers in the industry.

•

Verizon Wireless continued to lead the industry in cost efficiency. Cash expense per customer (non-GAAP) was $27.87, an increase of 3.3 percent over the similar period in 2006 and a decrease of 2.1 percent sequentially.

•

Total data revenues continued to climb during the first quarter, contributing $1.6 billion, up 80 percent over the prior year. Data revenues were 17.4 percent of all service revenues in the first quarter, up from 11.5 percent in the first quarter 2006. Retail data service ARPU increased 54 percent over the year-ago quarter to $8.95. The company had 36.0 million retail data customers in March — a 37.5 percent increase from first quarter 2006.

•

In February, Verizon Wireless continued to expand its high-speed wireless broadband network in cities throughout the country, giving customers access to e-mail, corporate data and the Internet at faster speeds. Based on CDMA 1x Evolution-Data Optimized (EV-DO) Revision A (Rev. A) technology, the enhanced broadband network is now available to more than 145 million people in the United States. At the end of the first quarter, more than 39 percent of the company’s retail customers — 23.1 million — had broadband-capable devices.

•

Since the beginning of the year, the company continued to add more broadband-capable products for business connectivity, including three EV-DO Rev. A-capable devices: the V740 ExpressCard, the USB720 wireless modem and the PC5750 PC Card, and two broadband-capable smartphones: the Treo 700wx and the Verizon Wireless PN 820. In addition, Verizon Wireless last week announced the first Global CDMA/GSM BlackBerry. The BlackBerry 8830 World Edition smartphone will be available in May.

•	For consumers, the company launched new handsets, including the LG VX8700 and the Samsung u740, as well as new America’s Choice plans that include unlimited text, picture and video messages.

•	Verizon Wireless launched V CAST Mobile TV in select markets and two V CAST Mobile TV handsets: the Samsung SCH u620 and the LG VX9400.

•

During the first quarter, Verizon Wireless customers sent or received nearly 22.3 billion text messages and more than 450 million picture/video messages. Customers also completed 106 million downloads of music, videos, games, ringtones, ringback tones and exclusive content.

Verizon News Release, page 10

•

In March, Verizon Wireless introduced its 30-day Test Drive initiative and became the only major carrier to let customers experience its network virtually risk-free for 30 days and to absorb the cost of calls if customers are not satisfied and take their number to another carrier.

Wireline

•	Wireline total operating revenues, which include both Verizon Telecom and Verizon Business, increased 0.1 percent to $12.5 billion in the first quarter 2007, compared with the first quarter 2006.

•

On a pro-forma basis, Wireline operating revenues decreased 1.7 percent, comparing first quarter 2007 with first quarter 2006, driven in part by a continuation of the expected declines in former MCI operations serving mass market (residential and small business) customers. This is a sequential improvement from the 3.5 percent decrease when comparing fourth quarter 2006 with fourth quarter 2005.

•	Operating income margin increased to 9.1 percent in the first quarter 2007, compared with 8.6 percent in the first quarter 2006.

•

Verizon’s net addition of 416,000 broadband connections in the quarter outpaced a 408,000 decline in primary residential access lines. Broadband connections are not included in Verizon’s total of traditional wireline access lines. As of the end of the quarter, Verizon served 44.2 million traditional access lines, a 7.9 percent decrease from a year ago.

•

Verizon’s broadband fiber-to-the-premises network — over which customers receive FiOS Internet and FiOS TV services — passed a total of nearly 6.8 million premises by the end of the first quarter 2007, toward a year-end target of 9 million. With accelerated FiOS customer growth, EPS dilution from FiOS deployment was 11 cents in the quarter — in line with previously announced expectations.

Verizon Telecom

•	FiOS Internet and FiOS TV services continue to gain market share.

•

FiOS Internet was available for sale to 5.3 million premises by the end of the first quarter. Penetration for the service is 16 percent across all markets, compared with 14 percent against a 4.8 million potential customer base at year-end 2006.

•

FiOS TV was available for sale to 3.1 million premises by the end of the first quarter. Penetration for the service is 11 percent across all markets, compared with 9 percent penetration among a 2.4 million potential customer base at year-end 2006.

•	FiOS TV is now offered in more than 400 communities in 10 states. By the end of the quarter, Verizon had obtained 769 cable TV franchises covering about 10 million households.

Verizon News Release, page 11

•

Consumer RGUs (revenue generating units) totaled 32.3 million, essentially flat year-over-year but up 65,000 since year-end 2006. RGUs are a measure of retail consumer primary and non-primary residential access lines, consumer broadband connections and video subscribers. In the first quarter 2007, the broadband and video component of this measure increased to 23.2 percent of the total, or 7.5 million, from 16.6 percent of the total in the first quarter 2006.

Verizon Business

•

Verizon Business received recognition from leading industry authorities during the quarter. Forrester Research ranked Verizon Business first in overall voice-over-Internet-protocol (VoIP) strategy. Frost & Sullivan awarded the company its Product Line Strategy Award for Enterprise wide area networking services and its Market Leadership Award for Hosted Interactive Voice Response services. Gartner Inc. placed Verizon Business in the Leaders Quadrant among Asia-Pacific network service providers.

•	Verizon Business was named during the quarter as a prime contractor for the U.S. General Services Administration’s multibillion-dollar Networx Universal program.

•

Among product and services rollouts in the first quarter: an expansion of the company’s Private IP global footprint; expanded availability of Ethernet Private Line service to an additional six European countries; the introduction of Ethernet Virtual Private LAN Service (E-VPLS); and enhancements to industry-leading security offerings.

•

Among global network enhancements: the deployment of 32 additional routers to enhance the company’s global MPLS leadership position; the improvement of Public IP network capabilities through a new regional peering agreement in the Asia-Pacific region; and a network expansion to enable 67 percent of the U.S. population to use local and long-distance VoIP services — a 36 percent increase in the company’s U.S. VoIP footprint.

•

Verizon Business completed significant agreements during the quarter with enterprise customers, including Rent-A-Center and Harleysville Insurance, for a wide range of advanced communications services. Internationally, the company completed important agreements with Akzo Nobel, Getronics, Philippine Airlines and Daiichi Sankyo.

•

Verizon Business continues to win significant business with government customers. In addition to being named a Networx Universal prime contractor, the company also completed a new agreement with the state of California during the quarter to provide services under the CALNET 2 program, and the Danish Foreign Ministry extended its existing global Verizon Private IP network.

Verizon News Release, page 12

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving 60.7 million customers nationwide. Verizon’s Wireline operations include Verizon Business, which delivers innovative and seamless business solutions to customers around the world, and Verizon Telecom, which brings customers the benefits of converged communications, information and entertainment services over the nation’s most advanced fiber-optic network. A Dow 30 company, Verizon has a diverse workforce of more than 238,000 and last year generated consolidated operating revenues of more than $88 billion. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology, including disruption of our suppliers’ provisioning of critical products and services; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the timing of the completion of the sale of our Latin American property; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.

Verizon Communications Inc.

Consolidated Statements of Income

	(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 3/31/07	3 Mos. Ended 3/31/06	% Change

Operating Revenues	$22,584	$21,231	6.4

Operating Expenses
Cost of services and sales	8,912	8,516	4.7
Selling, general & administrative expense	6,343	5,873	8.0
Depreciation and amortization expense	3,533	3,667	(3.7)

Total Operating Expenses	18,788	18,056	4.1

Operating Income	3,796	3,175	19.6
Equity in earnings of unconsolidated businesses	160	157	1.9
Other income and (expense), net	48	103	(53.4)
Interest expense	(485)	(636)	(23.7)
Minority interest	(1,154)	(866)	33.3

Income Before Provision for Income Taxes, Discontinued Operations, Extraordinary Item and Cumulative Effect of Accounting Change	2,365	1,933	22.3
Provision for income taxes	(881)	(651)	35.3

Income Before Discontinued Operations, Extraordinary Item and Cumulative Effect of Accounting Change	1,484	1,282	15.8
Income from discontinued operations, net of tax (1)	142	392	(63.8)
Extraordinary item, net of tax	(131)	—	*
Cumulative effect of accounting change, net of tax	—	(42)	(100.0)

Net Income	$1,495	$1,632	(8.4)

Basic Earnings per Common Share (2)
Income before discontinued operations, extraordinary item and cumulative effect of accounting change	$.51	$.44	15.9
Income from discontinued operations, net of tax	.05	.13	(61.5)
Extraordinary item, net of tax	(.05)	—	*
Cumulative effect of accounting change, net of tax	—	(.01)	(100.0)

Net income	$.51	$.56	(8.9)

Weighted average number of common shares (in millions)	2,909	2,915

Diluted Earnings per Common Share (2) (3)
Income before discontinued operations, extraordinary item and cumulative effect of accounting change	$.51	$.44	15.9
Income from discontinued operations, net of tax	.05	.13	(61.5)
Extraordinary item, net of tax	(.05)	—	*
Cumulative effect of accounting change, net of tax	—	(.01)	(100.0)

Net income	$.51	$.56	(8.9)

Weighted average number of common shares - assuming dilution (in millions)	2,911	2,963

Footnotes:

(1)	Discontinued Operations includes Verizon Information Services, as well as our interests in Verizon Dominicana, C. por A, and Telecomunicaciones de Puerto Rico, Inc. The dispositions of these non-strategic businesses were completed on November 17, 2006, December 1, 2006 and March 30, 2007, respectively.

(2)	EPS totals may not add due to rounding.

(3)	Diluted Earnings per Share includes (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $15 million for the first quarter of 2006, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution. The zero coupon debt was retired on May 15, 2006. The exchangeable equity interest was converted on August 15, 2006 by issuing 29.5 million Verizon shares.

*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income Before Special Items

	(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 3/31/07	3 Mos. Ended 3/31/06	% Change

Operating Revenues (1)
Wireline	$12,476	$12,465	0.1
Domestic Wireless	10,307	8,813	17.0
Other	(199)	(76)	*

Total Operating Revenues	22,584	21,202	6.5

Operating Expenses (1)
Cost of services and sales	8,910	8,495	4.9
Selling, general & administrative expense	6,231	5,768	8.0
Depreciation and amortization expense	3,533	3,667	(3.7)

Total Operating Expenses	18,674	17,930	4.1

Operating Income	3,910	3,272	19.5
Operating income impact of operations sold (1)	—	4	(100.0)
Equity in earnings of unconsolidated businesses	160	157	1.9
Other income and (expense), net	48	103	(53.4)
Interest expense	(485)	(610)	(20.5)
Minority interest	(1,154)	(866)	33.3

Income Before Provision for Income Taxes and Discontinued Operations	2,479	2,060	20.3
Provision for income taxes	(921)	(699)	31.8

Income Before Discontinued Operations	1,558	1,361	14.5
Income from discontinued operations, net of tax (2)	72	392	(81.6)

Net Income Before Special Items	$1,630	$1,753	(7.0)

Basic Adjusted Earnings per Common Share (3)
Income before discontinued operations	$.54	$.47	14.9
Income from discontinued operations, net of tax	.02	.13	(84.6)

Net income	$.56	$.60	(6.7)

Weighted average number of common shares (in millions)	2,909	2,915

Diluted Adjusted Earnings per Common Share (3) (4)
Income before discontinued operations	$.54	$.46	17.4
Income from discontinued operations, net of tax	.02	.13	(84.6)

Net income	$.56	$.60	(6.7)

Weighted average number of common shares-assuming dilution (in millions)	2,911	2,963

Footnotes:

(1)       Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results, including for the sale of selected non-strategic assets of the Wireline segment during the first quarter of 2007, as follows:

Revenues	$—	$29
Expenses	$—	$25

(2)       Discontinued Operations includes Verizon Information Services, as well as our interests in Verizon Dominicana, C. por A, and Telecomunicaciones de Puerto Rico, Inc. The dispositions of these non-strategic businesses were completed on November 17, 2006, December 1, 2006 and March 30, 2007, respectively.

(3) EPS totals may not add due to rounding.

(4)       Diluted Adjusted Earnings per Share includes (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $15 million for the first quarter of 2006, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution. The zero coupon debt was retired on May 15, 2006. The exchangeable equity interest was converted on August 15, 2006 by issuing 29.5 million Verizon shares.

* Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income—Reconciliations

	(dollars in millions, except per share amounts)
		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 3/31/07 Reported (GAAP)	Merger Integration Costs	Sale of Puerto Rico, Net	Loss on CANTV	3 Mos. Ended 3/31/07 Before Special Items
Operating Revenues	$22,584	$—	$—	$—	$22,584

Operating Expenses
Cost of services and sales	8,912	(2)	—	—	8,910
Selling, general & administrative expense	6,343	(12)	(100)	—	6,231
Depreciation and amortization expense	3,533	—	—	—	3,533

Total Operating Expenses	18,788	(14)	(100)	—	18,674

Operating Income	3,796	14	100	—	3,910
Equity in earnings of unconsolidated businesses	160	—	—	—	160
Other income and (expense), net	48	—	—	—	48
Interest expense	(485)	—	—	—	(485)
Minority interest	(1,154)	—	—	—	(1,154)

Income Before Provision for Income Taxes, Discontinued Operations and Extraordinary Item	2,365	14	100	—	2,479
Provision for income taxes	(881)	(5)	(35)	—	(921)

Income Before Discontinued Operations and Extraordinary Item	1,484	9	65	—	1,558
Income from discontinued operations, net of tax	142	—	(70)	—	72
Extraordinary item, net of tax	(131)	—	—	131	—

Net Income	$1,495	$9	$(5)	$131	$1,630

Basic Earnings per Common Share (1)
Income before discontinued operations and extraordinary item	$.51	$—	$.02	$—	$.54
Income from discontinued operations, net of tax	.05	—	(.02)	—	.02
Extraordinary item, net of tax	(.05)	—	—	.05	—

Net income	$.51	$—	$—	$.05	$.56

Diluted Earnings per Common Share (1)
Income before discontinued operations and extraordinary item	$.51	$—	$.02	$—	$.54
Income from discontinued operations, net of tax	.05	—	(.02)	—	.02
Extraordinary item, net of tax	(.05)	—	—	.05	—

Net income	$.51	$—	$—	$.05	$.56

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 3/31/06 Reported (GAAP)	Extinguishment of Debt	Verizon Center Relocation, Net	Impact of Accounting for Share Based Payments	Merger Integration Costs	Impact of Operations Sold	3 Mos. Ended 3/31/06 Before Special Items
Operating Revenues	$21,231	$—	$—	$—	$—	$(29)	$21,202

Operating Expenses
Cost of services and sales	8,516	—	—	—	—	(21)	8,495
Selling, general & administrative expense	5,873	—	(46)	—	(55)	(4)	5,768
Depreciation and amortization expense	3,667	—	—	—	—	—	3,667

Total Operating Expenses	18,056	—	(46)	—	(55)	(25)	17,930

Operating Income	3,175	—	46	—	55	(4)	3,272
Operating income impact of operations sold	—	—	—	—	—	4	4
Equity in earnings of unconsolidated businesses	157	—	—	—	—	—	157
Other income and (expense), net	103	—	—	—	—	—	103
Interest expense	(636)	26	—	—	—	—	(610)
Minority interest	(866)	—	—	—	—	—	(866)

Income Before Provision for Income Taxes, Discontinued Operations, and Cumulative Effect of Accounting Change	1,933	26	46	—	55	—	2,060
Provision for income taxes	(651)	(10)	(18)	—	(20)	—	(699)

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	1,282	16	28	—	35	—	1,361
Income from discontinued operations, net of tax	392	—	—	—	—	—	392
Cumulative effect of accounting change, net of tax	(42)	—	—	42	—	—	—

Net income	$1,632	$16	$28	$42	$35	$—	$1,753

Basic Earnings per Common Share (1)
Income before discontinued operations, and cumulative effect of accounting change	$.44	$.01	$.01	—	$.01	$—	$.47
Income from discontinued operations, net of tax	.13	—	—	—	—	—	.13
Cumulative effect of accounting change, net of tax	(.01)	—	—	.01	—	—	—

Net income	$.56	$.01	$.01	$.01	$.01	$—	$.60

Diluted Earnings per Common Share (1)
Income before discontinued operations, and cumulative effect of accounting change	$.44	$.01	$.01	$—	$.01	$—	$.46
Income from discontinued operations, net of tax	.13	—	—	—	—	—	.13
Cumulative effect of accounting change, net of tax	(.01)	—	—	.01	—	—	—

Net income	$.56	$.01	$.01	$.01	$.01	$—	$.60

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

	(dollars in millions, except per share amounts)
Unaudited	3/31/07	3/31/06
Debt to debt and shareowners' equity ratio-end of period	41.5%	48.6%
Book value per common share	$16.80	$15.35
Common shares outstanding (in millions)
End of period	2,903	2,917
Total employees (1)	238,766	236,408

Unaudited	3 Mos. Ended 3/31/07	3 Mos. Ended 3/31/06
Capital expenditures (including capitalized software)
Wireline	$2,439	$2,418
Domestic Wireless	1,721	1,581
Other	3	22

Total	$4,163	$4,021

Cash dividends declared per common share	$.405	$.405

Footnote:

(1)	Prior period has been reclassified to reflect comparable amount.

Verizon Communications Inc.

Consolidated Balance Sheets

	(dollars in millions)
Unaudited	3/31/07	12/31/06	$ Change
Assets
Current assets
Cash and cash equivalents	$1,301	$3,219	$(1,918)
Short-term investments	2,149	2,434	(285)
Accounts receivable, net	10,177	10,891	(714)
Inventories	1,780	1,514	266
Assets held for sale	—	2,592	(2,592)
Prepaid expenses and other	2,487	1,888	599

Total current assets	17,894	22,538	(4,644)

Plant, property and equipment	206,585	204,109	2,476
Less accumulated depreciation	123,607	121,753	1,854

	82,978	82,356	622

Investments in unconsolidated businesses	4,898	4,868	30
Wireless licenses	50,566	50,959	(393)
Goodwill	5,247	5,655	(408)
Other intangible assets, net	5,195	5,140	55
Other assets	17,506	17,288	218

Total Assets	$184,284	$188,804	$(4,520)

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$6,604	$7,715	$(1,111)
Accounts payable and accrued liabilities	13,309	14,320	(1,011)
Liabilities related to assets held for sale	—	2,154	(2,154)
Other	7,993	8,091	(98)

Total current liabilities	27,906	32,280	(4,374)

Long-term debt	28,073	28,646	(573)
Employee benefit obligations	29,743	30,779	(1,036)
Deferred income taxes	13,518	16,270	(2,752)
Other liabilities	7,025	3,957	3,068

Minority interest	29,237	28,337	900

Shareowners’ investment
Common stock	297	297	—
Contributed capital	40,122	40,124	(2)
Reinvested earnings	17,485	17,324	161
Accumulated other comprehensive loss	(7,136)	(7,530)	394
Common stock in treasury, at cost	(2,185)	(1,871)	(314)
Deferred compensation—employee stock ownership plans and other	199	191	8

Total shareowners’ investment	48,782	48,535	247

Total Liabilities and Shareowners’ Investment	$184,284	$188,804	$(4,520)

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

	(dollars in millions)
Unaudited	3 Mos. Ended 3/31/07	3 Mos. Ended 3/31/06	$ Change

Cash Flows From Operating Activities
Net Income	$1,495	$1,632	$(137)
Adjustments to reconcile net income to net cash provided by operating activities—continuing operations:
Depreciation and amortization expense	3,533	3,667	(134)
Employee retirement benefits	430	481	(51)
Deferred income taxes	222	(149)	371
Provision for uncollectible accounts	281	294	(13)
Equity in earnings of unconsolidated businesses	(160)	(157)	(3)
Extraordinary item, net of tax	131	—	131
Cumulative effect of accounting change, net of tax	—	42	(42)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(1,116)	(382)	(734)
Other, net	228	185	43

Net cash provided by operating activities—continuing operations	5,044	5,613	(569)
Net cash provided by (used in) operating activities—discontinued operations	(527)	453	(980)

Net cash provided by operating activities	4,517	6,066	(1,549)

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(4,163)	(4,021)	(142)
Acquisitions, net of cash acquired, and investments	(124)	1,526	(1,650)
Net change in short-term investments	282	433	(151)
Other, net	61	313	(252)

Net cash used in investing activities—continuing operations	(3,944)	(1,749)	(2,195)
Net cash provided by investing activities—discontinued operations	757	1	756

Net cash used in investing activities	(3,187)	(1,748)	(1,439)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	1,424	3,971	(2,547)
Repayments of long-term borrowings and capital lease obligations	(3,314)	(6,129)	2,815
Increase in short-term obligations, excluding current maturities	141	14	127
Dividends paid	(1,179)	(1,185)	6
Proceeds from sale of common stock	110	64	46
Purchase of common stock for treasury	(427)	(398)	(29)
Other, net	(3)	(117)	114

Net cash used in financing activities—continuing operations	(3,248)	(3,780)	532
Net cash used in financing activities—discontinued operations	—	(50)	50

Net cash used in financing activities	(3,248)	(3,830)	582

Increase (decrease) in cash and cash equivalents	(1,918)	488	(2,406)
Cash and cash equivalents, beginning of period	3,219	760	2,459

Cash and cash equivalents, end of period	$1,301	$1,248	$53

Verizon Communications Inc.

Wireline – Selected Financial Results

	(dollars in millions)
Unaudited	3 Mos. Ended 3/31/2007	3 Mos. Ended 3/31/2006	% Change
Wireline Operating Revenues
Verizon Telecom
Mass Markets	$5,506	$5,584	(1.4)
Wholesale	1,997	2,064	(3.2)
Other	481	617	(22.0)
Verizon Business
Enterprise Business	3,571	3,383	5.6
Wholesale	850	804	5.7
International and Other	798	737	8.3
Eliminations	(727)	(724)	0.4

Total Operating Revenues	12,476	12,465	0.1

Operating Expenses
Cost of services and sales	6,173	6,055	1.9
Selling, general & administrative expense	2,901	2,953	(1.8)
Depreciation and amortization expense	2,267	2,381	(4.8)

Total Operating Expenses	11,341	11,389	(0.4)

Operating Income	$1,135	$1,076	5.5

Operating Income Margin	9.1%	8.6%

Segment Income	$365	$318	14.8

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	3/31/2007	3/31/2006	% Change

Switched access lines in service (000)
Residence	27,063	30,224	(10.5)
Business	16,755	17,356	(3.5)
Public	336	386	(13.0)

Total	44,154	47,966	(7.9)

Wholesale voice connections* (000)	3,334	3,994	(16.5)
Broadband connections (000)	7,398	5,685	30.1

Unaudited	3 Mos. Ended 3/31/2007	3 Mos. Ended 3/31/2006	% Change
High capacity and digital data revenues ($ in millions)
Data transport	$3,978	$3,554	11.9
Data solutions	265	226	17.3

Total revenues	$4,243	$3,780	12.2

Footnotes:

*Resale and UNE-P lines, including lines covered under commercial agreements.

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company's chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

		(dollars in millions)
Unaudited	3 Mos. Ended 3/31/2007	3 Mos. Ended 3/31/2006	% Change
Revenues
Service revenues	$8,991	$7,609	18.2
Equipment and other	1,316	1,204	9.3

Total Revenues	10,307	8,813	17.0

Operating Expenses
Cost of services and sales	3,022	2,665	13.4
Selling, general & administrative expense	3,300	2,759	19.6
Depreciation and amortization expense	1,256	1,274	(1.4)

Total Operating Expenses	7,578	6,698	13.1

Operating Income	$2,729	$2,115	29.0
Operating Income Margin	26.5%	24.0%

Segment Income	$874	$631	38.5

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

Unaudited	3/31/2007	3/31/2006	% Change
Total Customers (000)	60,716	53,020	14.5
Retail Customers (000)	58,458	50,660	15.4

Unaudited	3 Mos. Ended 3/31/2007	3 Mos. Ended 3/31/2006	% Change
Total Customer net adds in period (1) (000)	1,664	1,683	(1.1)
Retail Customer net adds in period (1) (000)	1,646	1,624	1.4

Total churn rate	1.1%	1.2%
Retail churn rate	1.1%	1.1%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

(1)	Includes acquisitions and adjustments of 7,000 customers in the first quarter of 2007 and 17,000 customers in the first quarter of 2006.

Verizon Communications Inc.

Pro Forma Combined Selected Financial Results Before Special Items

For the Quarter Ended March 31, 2006

		(dollars in millions)
		Pro Forma
Unaudited	Verizon [1]	Adjustments [2]	Combined
Operating Revenues	$21,202	$227	$21,429
Operating Expenses	17,930	240	18,170

Operating Income	3,272	(13)	3,259

Income Before Provision for Income Taxes and Discontinued Operations	2,060	(16)	2,044

Weighted average number of common shares (in millions) - Basic	2,915	—	2,915
Weighted average number of common shares (in millions) - Diluted	2,963	—	2,963

For the Year Ended December 31, 2005

		(dollars in millions)
	Historical	Pro Forma
Unaudited	Verizon [1]	Adjustments [3]	Combined
Operating Revenues	$69,338	$16,119	$85,457
Operating Expenses	57,085	15,493	72,578

Operating Income	12,253	626	12,879

Income Before Provision for Income Taxes and Discontinued Operations	8,196	698	8,893

Weighted average number of common shares (in millions) - Basic	2,766	163	2,929
Weighted average number of common shares (in millions) - Diluted	2,817	163	2,980

For the Year Ended December 31, 2005 by Quarter and Quarter Ended March 31, 2006

					(dollars in millions)
	2005 [3]					2006
Unaudited	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Annual	1Q06
Operating Revenues	$20,878	$21,271	$21,574	$21,734	$85,457	$21,429
Operating Expenses	17,951	18,127	18,260	18,240	72,578	18,170

Operating Income	2,927	3,144	3,314	3,494	12,879	3,259

Income Before Provision for Income Taxes and Discontinued Operations	2,125	2,233	2,343	2,192	$8,893	2,044

Weighted average number of common shares (in millions) - Basic	2,932	2,929	2,928	2,927	2,929	2,915
Weighted average number of common shares (in millions) - Diluted	2,984	2,981	2,980	2,979	2,980	2,963

Depreciation and Amortization Expense included in Operating Expenses	$3,647	$3,682	$3,705	$3,761	$14,795	$3,686

Income from discontinued operations	$439	$306	$359	$348	$1,452	$392

Footnotes:

1.	Selected financial results before special items. For a reconciliation of reported results to results before special items, see the corresponding Consolidated Statements of Income - Reconciliations for the period noted accompanying this material or Verizon’s earnings release material for the quarter ended December 31, 2006.

2.	MCI, Inc. results for the period prior to the acquisition, or January 1 thru January 5, 2006.

3.	The unaudited pro forma information contains the actual combined operating results of Verizon and the former MCI, with the results prior to the acquisition date adjusted to include the pro forma impact of: the elimination of transactions between Verizon and the former MCI; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the elimination of merger expenses incurred by the former MCI; the reclassification of revenues and operating expenses to reflect comparable operating results, including for the sale of selected non-strategic assets during the first quarter of 2007; the adjustment of interest expense reflecting the redemption of all of MCI’s debt and the replacement of that debt with $4 billion of new debt issued in February 2006 at Verizon’s weighted average borrowing rate; the elimination of severance expense incurred by the former MCI. Full year 2005 unaudited pro forma results include $82 million of income, which was reported as discontinued operations by the former MCI for an operation sold during the first quarter of 2005; and the conversion of MCI shares into Verizon shares issued in connection with the merger. Given that the former MCI’s 2005 reported tax provision includes certain one-time items, pro forma results are presented on an income before tax basis.

Verizon Communications Inc.

Wireline Unaudited Pro Forma Selected Financial Results

					(dollars in millions)
	2005					2006
Unaudited	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Annual	1st Quarter
Wireline Operating Revenues
Verizon Telecom
Mass Markets	$5,898	$5,920	$5,886	$5,762	$23,466	$5,624
Wholesale	2,111	2,108	2,132	2,129	8,480	2,065
Other	810	780	767	834	3,191	623

Total	8,819	8,808	8,785	8,725	35,137	8,312

Verizon Business
Business	3,695	3,699	3,617	3,569	14,580	3,489
Wholesale	879	908	916	878	3,581	836
International and Other	955	919	817	802	3,493	779

Total	5,529	5,526	5,350	5,249	21,654	5,104

Eliminations	(733)	(730)	(732)	(796)	(2,991)	(724)

Total Wireline Operating Revenues	$13,615	$13,604	$13,403	$13,178	$53,800	$12,692

Verizon Communications Inc.

Other Reconciliations

	(dollars in millions)
Unaudited	3 Mos. Ended 3/31/07
EBITDA – Verizon Wireless
Segment income:
Wireline	$365
Verizon Wireless	874

Total segments	1,239
Corporate and other	256

Consolidated net income	$1,495

Verizon Wireless EBITDA
Segment income	$874
Add/subtract non-operating items:
Provision for income taxes	617
Minority interest	1,154
Interest expense	94
Other income/(expense), net	(3)
Equity in earnings of unconsolidated businesses	(7)

Operating income	2,729
Add depreciation and amortization expense	1,256

Verizon Wireless EBITDA	$3,985

Verizon Wireless total revenues	$10,307

Verizon Wireless service revenues	$8,991

Verizon Wireless operating income margin	26.5%

Verizon Wireless EBITDA margin	44.3%

		(dollars in millions)
Unaudited	3 Mos. Ended 3/31/07	3 Mos. Ended 12/31/06	3 Mos. Ended 3/31/06
Domestic Wireless Cash Cost Per Customer
Domestic Wireless Cost of Services and Sales	$3,022	$3,144	$2,665
Domestic Wireless Selling, General & Administrative Expense	3,300	3,202	2,759
Less Equipment and Other Revenue	(1,316)	(1,417)	(1,204)

Cash Expense	$5,006	$4,929	$4,220
Cumulative average customer (millions)	179.62	173.19	156.36
Cash Expense Per Customer	$27.87	$28.46	$26.99

Wireline Pro Forma

		(dollars in millions)
	Pro Forma
	1Q’06	Adjustments (1)	1Q’06 Pro Forma
Strategic Services Revenue (2)	$897	$44	$941

Wireline Data Revenue	$3,780	$96	$3,876

(1)	MCI, Inc results for the period prior to the acquisition on January 6, 2006.

(2)	Private IP, IP VPN, Security, Managed Network Data, Hosting, Ethernet and Ring Services; excludes Dial-up.